Exhibit 99.1

            THE J. M. SMUCKER COMPANY ANNOUNCES FIRST QUARTER RESULTS

                INCOME FROM CONTINUING OPERATIONS UP NINE PERCENT

                               SALES UP 23 PERCENT

                  COMPANY CONFIRMS ITS FISCAL YEAR 2006 OUTLOOK

    ORRVILLE, Ohio, Aug. 22 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2005, of its 2006 fiscal year.

    First Quarter Results
    Company sales were a record $510.3 million for the first quarter of fiscal 2006, up 23 percent, compared to $413.3 million in the first quarter of 2005. The acquired Multifoods businesses contributed $154.3 million to sales in the first quarter of 2006, compared to $75.5 million last year. Since the acquisition of Multifoods closed midway through the first quarter of last year, an additional six weeks of Multifoods' sales, totaling approximately $78.8 million, were realized in this year's first quarter. Excluding the additional six weeks, sales were up four percent, in line with the Company's previously stated growth goals.

    Income from continuing operations was $29.9 million, an increase of nine percent over $27.5 million in last year's first quarter. Sales growth was mostly offset by increased marketing costs in support of the brands, costs associated with establishing the Company's new distribution network, an increase in net interest expense, and compensation expense related to the Company's new restricted stock program. Earnings per diluted share from continuing operations for the first quarter of 2006 were $0.51, compared to $0.50 last year, impacted by the additional shares issued as part of the Multifoods transaction.

    Income from continuing operations for the first quarter of 2006 included pretax merger and integration costs of $2.9 million, or $0.03 per diluted share, and restructuring charges of $1.6 million, or $0.02 per diluted share. Income from continuing operations for the first quarter of 2005 included pretax merger and integration costs of $2.8 million, or $0.03 per diluted share, and restructuring charges of $3.0 million, or $0.04 per diluted share. Excluding these costs in both years, the Company's income from continuing operations was up six percent. Due to the additional shares issued as part of the Multifoods transaction, earnings per diluted share were $0.56 and $0.57, in the first quarters of 2006 and 2005, respectively.

    "Our Smucker's(R), Jif(R), Crisco(R), and Pillsbury(R) brands continue to experience considerable momentum," said Tim Smucker, chairman and co-chief executive officer. "During the quarter, we made significant investments in new products and in support of the brands, along with our supply chain initiatives. Income from continuing operations grew nine percent for the quarter, as the performance of the brands offset these investments. We are well-positioned for continuing top and bottom line growth."

    "We are excited about the many new products we are introducing in the upcoming quarter and expect them to enhance our growth prospects," commented Richard Smucker, president and co-chief executive officer. "With the solid sales growth, new products and significant marketing support, our brands are well-positioned for strong performance. We remain committed to our outlook for the year of growing our earnings per share by our long-term annualized growth rate of eight percent."

    Net income for the first quarter of 2006 was $29.9 million, or $0.51 per diluted share. Last year's first quarter net income was comprised of income from continuing operations of $27.5 million, or $0.50 per diluted share, and earnings from discontinued operations, primarily representing the one-time, nonrecurring gain on the Company's sale of its Henry Jones Foods business, of $5.4 million, or $0.10 per diluted share, for a total of $32.8 million, or $0.60 per diluted share. The operations of the Australian-based Henry Jones Foods business, the Brazilian operations, Smucker do Brasil Ltda., and the Multifoods' U.S. foodservice and bakery products business, all sold during last year, are included in discontinued operations in 2005.

    The Company uses earnings from continuing operations, excluding restructuring and merger and integration costs, as a key performance measure of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to earnings from continuing operations for the current quarter is included in the "Financial Highlights" table.

    Margins
    Gross margin was 32.3 percent in the first quarter, compared to 34.9 percent last year, primarily due to higher commodity costs and the impact of the incremental Multifoods businesses, which currently earn a lower margin than the Company's base business. In addition, as part of the sale of its industrial business last fiscal year, the Company agreed to continue to supply the purchaser with certain industrial products through August 2005. Sales of these products are recognized on a cost-plus basis, and will continue to have a negative impact on gross margins through August.

    SD&A expenses as a percentage of sales declined from 22.0 percent in the first quarter of 2005 to 21.7 percent in the current quarter, despite a planned increase in marketing expenses, which were up 15 percent over last year. Also included in the quarter's SD&A expenses were non-cash charges of approximately $2.4 million representing amortization expense associated with the Company's new restricted stock program, and $1.2 million in accelerated depreciation of certain discontinued software. Finally, distribution costs were also up during the quarter, as the Company implemented its new distribution network.

    Interest expense increased from $4.4 million in the first quarter of 2005 to $6.1 million in the first quarter of 2006, as a result of additional debt associated with the acquisition of Multifoods, which was outstanding for the full quarter. Interest income also increased due to higher average investment balances and an increase in interest rates.

    The Company's first quarter earnings benefited from a decrease in the effective tax rate from 36.6 percent in 2005 to 34.4 percent this quarter. The Company expects a tax rate for the full year of approximately 35.5 percent.

    Segment Performance

    U.S. Retail Market
    Sales in the U.S. retail market segment for the first quarter of 2006 were $341.7 million, compared to $288.1 million in the first quarter of 2005, an increase of 19 percent. Sales for the brands acquired in the Multifoods acquisition in the first six weeks of the quarter accounted for approximately three-fourths of the segment's increase over the prior year. Excluding these additional sales, the segment was up five percent for the quarter.

    During the first quarter of 2006, sales in the consumer area increased 11 percent over the first quarter of last year, driven by the addition of Hungry Jack(R), growth in the Smucker's and Jif brands, and continued growth of Uncrustables(R) in the retail channel. In the consumer oils and baking area, sales increased 35 percent in the first quarter of 2006 compared to 2005, due to the additional six weeks of sales of the Pillsbury, Martha White(R), and Pet(R) brands, as well as a three percent increase in Crisco sales.

    Special Markets
    Sales in the special markets segment were $168.6 million in the first quarter of 2006, compared to $125.2 million for the first quarter of 2005. Canadian and export sales for the brands acquired in the Multifoods acquisition in the first six weeks of the quarter accounted for over 90 percent of the segment's increase over the prior year. Other key growth contributors included the beverage business, up 15 percent, and the foodservice business, up eight percent. Excluding the additional six weeks contribution from Multifoods and the U.S. industrial business, which the Company divested last year, sales in the special markets segment increased six percent in the first quarter of 2006 as compared to the first quarter of last year.

    Outlook for Fiscal 2006
    The Company confirmed its outlook for 2006. The Company expects revenues in 2006 of approximately $2.16 billion, an increase of six percent and remains committed to increasing its earnings per share by its long-term annualized growth goal of eight percent, which equates to an earnings growth of approximately ten percent. The additional outstanding shares for 2006 account for the difference in the growth rates. This long-term growth goal applies to continuing operations and excludes the impact of restructuring, merger and integration costs, and gains and losses on sales of assets.

    Conference Call
    The Company will conduct an earnings conference call and webcast on Monday, August 22, 2005, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by calling (888) 203-1112 or (719) 457-0820 and entering replay pass code 4124704. The audio replay will be available until Monday, August 29, 2005.

    About The J. M. Smucker Company
    The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). The family of brands also includes Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 108 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has over 3,500 employees worldwide and distributes products in more than 45 countries.

    The J. M. Smucker Company Forward-Looking Language
    This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the ability to achieve the amount and timing of the estimated savings associated with the Multifoods acquisition, the timing and amount of capital expenditures and merger and integration costs, success and costs of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, particularly in the consumer oils and baking business, the Company's ability to effectively ramp up and manage capacity related to Uncrustables, the strength of commodity markets from which raw materials are procured and the related impact on costs, energy and fuel costs, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

                            The J. M. Smucker Company
                   Condensed Consolidated Statements of Income
                                   (Unaudited)

                                                Three Months Ended July 31,
                                              -------------------------------
                                                   2005             2004
                                              --------------   --------------
                                                   (Dollars in thousands,
                                                   except per share data)

Net sales                                     $      510,331   $      413,267
Cost of products sold                                345,486          268,426
Cost of products sold - restructuring                    132              653
Gross Profit                                         164,713          144,188
Selling, distribution, and administrative
 expenses                                            110,624           90,826
Other restructuring costs                              1,489            2,355
Merger and integration costs                           2,928            2,763
Operating Income                                      49,672           48,244
Interest income                                        1,820              718
Interest expense                                      (6,107)          (4,423)
Other income - net                                       194           (1,182)
Income from Continuing Operations
 Before Income Taxes                                  45,579           43,357
Income taxes                                          15,682           15,870
Income from Continuing Operations                     29,897           27,487
Gain on sale of discontinued operations,
 net of tax                                                -            5,678
Discontinued operations, net of tax                        -             (317)
Net Income                                    $       29,897   $       32,848

Earnings per common share:
   Income from continuing operations          $         0.51   $         0.51
   Discontinued operations                                 -             0.10
   Net income                                 $         0.51   $         0.61

   Income from continuing operations -
    assuming dilution                         $         0.51   $         0.50
   Discontinued operations - assuming
    dilution                                               -             0.10
   Net income - assuming dilution             $         0.51   $         0.60

Dividends declared per common share           $         0.27   $         0.25

Weighted-average shares outstanding               58,279,424       53,831,281
Weighted-average shares outstanding -
 assuming dilution                                58,920,456       54,513,281

                            The J. M. Smucker Company
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

                                               July 31, 2005   April 30, 2005
                                              --------------   --------------
                                                   (Dollars in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents                  $       47,487   $       58,085
   Marketable securities                              20,017           17,739
   Trade receivables                                 161,262          145,734
   Inventories                                       344,209          284,487
   Other current assets                               45,840           49,806
      Total Current Assets                           618,815          555,851

Property, Plant, and Equipment, Net                  521,964          521,101

Other Noncurrent Assets:
   Goodwill                                          948,431          951,208
   Other intangible assets, net                      470,481          469,758
   Marketable securities                              49,543           59,074
   Other assets                                       77,325           78,902
      Total Noncurrent Assets                      1,545,780        1,558,942
                                              $    2,686,559   $    2,635,894

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable                              $       34,314   $       33,378
   Current portion of long-term debt                  17,000           17,000
   Accounts payable                                  123,987          105,290
   Other current liabilities                         180,699          152,624
      Total Current Liabilities                      356,000          308,292

Noncurrent Liabilities:
   Long-term debt, net of current
    portion                                          430,821          431,560
   Other noncurrent liabilities                      205,575          205,242
      Total Noncurrent Liabilities                   636,396          636,802

Shareholders' Equity, Net                          1,694,163        1,690,800
                                              $    2,686,559   $    2,635,894

                            The J. M. Smucker Company
                              Financial Highlights
                                   (Unaudited)

                                                    Three Months Ended July 31,
                                                    ---------------------------
                                                        2005           2004
                                                    ------------   ------------
                                                       (Dollars in thousands,
                                                       except per share data)

Net sales                                           $    510,331   $    413,267

Net income and net income per common share:
   Net income                                       $     29,897   $     32,848
   Net income per common share -- assuming
    dilution                                        $       0.51   $       0.60

Income and income per common share from
continuing operations:
   Income                                           $     29,897   $     27,487
   Income per common share -- assuming
    dilution                                        $       0.51   $       0.50

Income and income per common share from
 continuing operations before restructuring and
 merger and integration costs: (1)
   Income                                           $     32,881   $     31,146
   Income per common share -- assuming
    dilution                                        $       0.56   $       0.57

(1) Reconciliation to income from continuing
    operations:
    Income from continuing operations before
     income taxes                                   $     45,579   $     43,357
    Merger and integration costs                           2,928          2,763
    Cost of products sold - restructuring                    132            653
    Other restructuring costs                              1,489          2,355

    Income from continuing operations before
    income taxes, restructuring, and merger and
    integration costs                                     50,128         49,128
    Income taxes                                          17,247         17,982
    Income from continuing operations before
     restructuring and merger and integration
     costs                                          $     32,881   $     31,146

SOURCE  J. M. Smucker Company
    -0-                             08/22/2005
    /CONTACT: Investors, Mark R. Belgya, Vice President, Chief Financial Officer and Treasurer, or George G. Sent, Jr., Director, Corporate Finance and Investor Relations, or Media, Maribeth Badertscher, Director, Corporate Communications, of The J. M. Smucker Company, +1-330-682-3000/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.smuckers.com/
    (SJM)

CO:  J. M. Smucker Company
ST:  Ohio
IN:  FOD REA
SU:  ERN CCA ERP